Exhibit 10-II

EMPLOYMENT FOR AN INDEFINITE DURATION
FOR DIRECTOR-LEVEL EMPLOYEE

BETWEEN:	Donaldson Europe B.V.B.A., with registered offices at 3001 Leuven, Interleuvenlaan 1, Belgium

Represented by ___________, in his capacity of ___________ of Donaldson Company, Inc., and ___________, in his capacity of ___________,

Hereafter referred to as “the Employer”,

AND	___________, domiciled at ___________,

Hereafter referred to as “the Employee”,

IT HAS BEEN AGREED AS FOLLOWS

Article 1	Date of entry into service and duration of employment

1.	This contract is concluded for an indefinite period of time starting on ___________.

2.	The Employee has a conventional seniority as of ___________.

3.	The Employee warrants to the Employer that by entering into this agreement he shall not be in breach of any contractual or other obligation binding on him.

Article 2	Function, reporting obligation and place of employment

1.	The Employer hires the Employee in the capacity of ___________.

According to objective operational needs of the Employer, the Employee may be required to perform any other function compatible with his professional abilities, without this having any effect on the Employee’s level of remuneration. Any other function will be of the same level and will have comparable job content.

The Employee acknowledges and accepts that, in the framework of his function of ___________, he may be required to take up any directorship or assignment in any company belonging to the Donaldson group. The Employee acknowledges and accepts that such additional directorships or assignments are adequately remunerated and compensated by the remuneration as provided in Article 3 of this contract. Therefore, no additional compensation will be due in respect of such additional directorships or assignments.

2.	The employee will report to the ___________ of Donaldson Company, Inc. Presently, ___________ is holding this position.

3.	The place of employment is ___________.

Parties expressly agree that the place of employment is not an essential element of the employment contract within the Belgian territory.

Taking into account the company’s international range of activity, the Employee acknowledges that the Employer may expect of him a high degree of flexibility, and may therefore modify his place of work and transfer him to any other country, only upon mutual agreement. Such modifications may, however, never result in any reduction in the Employee’s level of remuneration.

4.

The Employee hereby expressly accepts that the Employer may unilaterally modify all non-essential elements of the employment contract. The Employer’s right to unilaterally modify non-essential elements is therefore not limited to the modification of the Employee’s function, reporting obligations and place of work in Belgium, as expressly mentioned in paragraph 1, 2, and 3 of the present article. Such modifications will never entail a reduction of remuneration, mentioned under article 3 of this contract, and cannot be regarded as an unilateral breach of contract.

Article 3	Remuneration

1.

The Employer shall pay to the Employee an annual gross base salary of ___________ EUR, to be paid in ___________ installments (including vacation pay and 13th month in accordance with the applicable legislation). The Employer shall deduct and pay social security contributions on this salary as well as tax withholdings and other contributions required by virtue of law.

The Employee’s annual gross base salary will be increased by the mandatory sector level cost-of-living adjustment of ___________, as it will be applicable within the Joint Committee n° 218.

2.	The Employee’s monthly salary shall be payable by the 25th of every month. It shall be paid by credit transfer to the Employee’s bank account.

Article 4	Annual Cash Incentive Plan

1.

The Employee is eligible to participate in the Employer’s Annual Cash Incentive Plan, as it is currently in force and as it can be modified by the Employer from time to time. The Employee’s target opportunity amounts to ___% of his annual base salary.

Potential awards are based on financial results and are subject to the applicable plan guidelines. The target financial results will be revised on a year-to-year basis and will only be valid for one fiscal year. In the absence of agreed targets for a given year, no award can be earned for that year.

2.	Any annual incentive award for fiscal year ____ will be pro-rated in accordance with the plan guidelines.

Article 5	Company pension plan

1.

The Employee accepts to be affiliated to the Employer’s company pension plan in accordance with the terms of the pension plan, insofar he fulfills all affiliation conditions as provided in the company pension plan, that can be modified at any time. The Employee acknowledges in this respect having received a copy of the company pension plan currently in force.

Article 6	Fringe benefits

1.	Meal vouchers

The Employee will receive meal vouchers of a nominal value of 6.00 EUR for each working day effectively performed. The Employer’s contribution amounts to 4.88 EUR. The Employee expressly agrees to pay a personal contribution of 1.12 EUR per meal voucher. The meal vouchers are granted within the limits of the legal conditions for the exemption of taxes and social security contributions.

2.	Company car

Given the Employee’s function, he will have a company car at his disposal. The use of the company car will be governed by the Employer’s car policy which may be modified from time to time. The Employee acknowledges having received a copy of the car policy currently in force.

The Employee may use the company car for private purposes. The Employee will pay any income tax due on the private use of the company car, according to the tax regulations, which may change from time to time. The private use of the company car that is put at the disposal of the Employee constitutes a benefit in kind for the Employee, in line with the Donaldson Europe car policy for employees.

3.	Medical and hospitalisation insurance

The Employee will be affiliated to the medical and hospitalisation insurance contracted by the Employer with an insurance company of its choice and subject to the terms of the group insurance contract in force, which may be modified from time to time. The Employee acknowledges having received a copy of the insurance policy currently in force.

4.	Mobile phone/blackberry
Given the Employee’s function, the Employer will provide the Employee with a mobile phone/blackberry. The use and expense of the mobile phone/blackberry will be in accordance with company policy.

5.	Laptop
Given the Employee’s function, the Employer will provide the Employee with a laptop. The Employee will use the laptop in accordance with the internal rules of the Company.

6.	The conditions under which such fringe benefits – if any – will be granted will be at the Employer’s sole discretion.

Article 7	Special assignment bonus

1.	The Employer will pay the Employee a special assignment bonus, on the condition that the Employee is still employed by the Employer at the moment of the payment of the special assignment bonus:

___________ EUR gross as a one-time lump sum special assignment bonus, to be paid in ___________ as an advance on the bonus that will be only earned/acquired if the Employee stays in service of the Employer until ___________. This does however not apply in case of a termination of the employment contract by the Employer, except in case of a dismissal for reasons of gross misconduct.

2.	The payment of the one-time special assignment bonus does not create any vested right for the Employee. The special assignment bonus will not be part of the Employee’s remuneration.

Article 8	Reimbursement of business expenses

1.

On production of the appropriate documentary evidence the Employer shall reimburse the Employee the amount of all travelling and other business expenses properly and reasonably incurred by him under the present agreement and not covered by Article 8.2.

2.

The Employer shall provide the Employee with a lump sum allowance of ___________ EUR per month to cover other small business expenses that are not declared in expense reports. The Employee is responsible for maintaining appropriate records supporting theses expenses.

3.	Since these allowances constitute a reimbursement of business expenses actually incurred, they cannot be considered part of the Employee’s remuneration.

Article 9	Work organization

1.	The Employee is hired on a full time basis. He will work at least 40 hours a week. The Employee is entitled to 12 working time reduction days per year.

2.

Having management functions or a position of trust in the sense of the Royal Decree of 10 February 1965, the Employee shall, however, perform any additional duties in line with his responsibilities. The Employee acknowledges and accepts that such additional duties are adequately remunerated and compensated by the remuneration as provided in Article 4 of this contract. Therefore, no additional proportional remuneration, no overtime pay and no compensatory time off will be due in respect of such additional duties.

3.

The Employee agrees to devote his full working time and all his efforts exclusively to the interests of the Employer, and neither to accept any other employment nor to carry on any professional activity external to the Employer, whether similar or not, during this employment contract or its periods of suspension, without the prior written consent of the Employer.

4.

The Employee hereby immediately resigns, without any further compensation or reward beyond the final date of performance, from any and all directorships and assignments he may have at the time of the signature of this employment contract, including but not limited to his directorships and assignments in the following companies.

– [List]

The Employee commits to signing all the relevant documents required to formalize the termination of the directorships and assignments and assist in all required formalities.

Donaldson Europe B.V.B.A. advocates that the respective shareholders of the abovementioned companies will give discharge to the Employee with regard to the execution of the directorships by the Employee on the basis of the known facts and this for the period until ___________.

Article 10	Vacation

1.	The Employee shall be entitled to the 10 public holidays provided by Belgian law.

2.	In addition, he shall be entitled to ___ vacation days in accordance with Belgian law.

3.	Vacation can only be taken at times agreed in advanced with the Employer.

4.	If the Employee is required to work on a public holiday he shall be entitled to another holiday in lieu.

Article 11	Incapacity to work

1.	In the event of incapacity to work, the Employee will inform the Employer thereof, if necessary by phone, and this before 10am on the first day of incapacity.

2.

The Employee’s incapacity to work due to sickness or injury must be justified by a medical certificate, which must be sent to the Employer within two (2) working days following the beginning of the incapacity. The postal date counts as proof. The certificate may, however, also be handed to the Employer within the same period.

3.	If not confirmed by a medical certificate, any absence may be considered an unjustified absence by the Employer.

4.

In the event of incapacity to work due to sickness or injury, the Employee accepts to undergo a medical examination by a physician selected by the Employer. If necessary, and to the extent the incapacity so allows, the Employee will go to the indicated location. If the Employee by his own behaviour renders this examination impossible, the guaranteed salary may be refused as from the beginning of the period of work incapacity.

Article 12	Non-competition clause

1.

As the Employer has an international scope of activities and as the Employee may perform activities which enable him, directly or indirectly, to obtain knowledge of practices which are particular to the Employer and whose use outside the company could be detrimental to the Employer, it is expressly agreed as follows:

If this employment contract is terminated for any reason, except by the Employee for serious cause attributable to the Employer, and under the provisions of the collective bargaining agreements concerning the special non-competition clause, the Employee undertakes to not compete with Employer by carrying out similar activities, either directly or indirectly, or by entering into the service of a company that competes with the Employer.

This undertaking:

(1) relates to similar activities to those which were performed in the service of the Employer;

(2)

covers the territory of the countries of the European Union as it exists at the moment of signature of this employment contract, Switzerland, Turkey, the Russian Federation, Saudi Arabia, United States of America, United Arab Emirates, Israel and Norway;

(3) is limited to 24 months from the end of the employment relationship.

2.	The parties agree that if a new collective bargaining agreement determines the duration of the prohibition differently, that only this duration will apply to the employment contract.

3.	Within 15 days from the termination of the employment contract or in case notice is given, at the time the said notice is given, the Employer may waive the application of the non-competition clause.

4.	If the Employer does not waive the clause, the Employer must pay the Employee a lump sum indemnity equal to 50% of the Employee’s gross salary for the effective duration of the clause.

5.

If the Employee breaches the non-competition clause, the Employee must reimburse to the Employer the sum that the Employer paid him and an additional equivalent amount, unless the Employer actually proves higher losses in which case the latter must be paid.

Article 13	Non-solicitation clause

1.

The Employee undertakes not to directly or indirectly, recruit, solicit, or induce or attempt to recruit, solicit, or induce any person employed by the Employer in whatever capacity (employee, consultant, independent collaborator, ...) or to incite or attempt to incite them in any way to modify or terminate their relationship with the company, either during his employment, or during a period of twelve (12) months following termination thereof.

2.

Any breach of the present article will entitle the Employer to obtain damages from the Employee for an amount equal to six (6) months’ gross remuneration, calculated on the gross remuneration of the month prior to the termination of the employment contract, unless the Employer proves higher damages. The Employer must prove any breach and must prove that it has suffered damages that are linked to the solicitation.

3.

The Employee expressly recognizes that the level of remuneration paid during the exercise of the present employment contract is sufficiently high as consideration for the obligation taken on under this article.

Article 14		Confidentiality

1.

The Employee will treat any information of which he may become aware during the course of his employment, as strictly confidential. This confidentiality obligation applies both during the Employee’s term of employment with the Employer as well as after his employment contract has ended.

2.

This obligation of confidentially includes, but is not limited to client information, commercial strategy, know how and the products of the Employer or of any other company of the group. The Employee must consider this information as a trade secret which he cannot use or disclose, directly or indirectly, except as may be necessary in the normal conduct of the Employer’s business.

3.

Furthermore, the Employee undertakes, during the performance of the employment contract and at any time afterwards, either directly or indirectly, not to use for his own benefit or to divulge or disclose to any person outside the company, any information concerning the Employer, its customers or suppliers (“Confidential Information”) which is not already publicly known.

4.

Any proven breach of the present clause will entitle the Employer to obtain damages from the Employee in the amount of six (6) months gross remuneration, unless the Employer proves higher damages. This only applies in case the Employer proves that they suffered damages are linked to the breach of this clause.

Article 15		Property of the Employer

1.	The Employee must take care of the documents and objects which he receives from the Employer and/or clients of the Employer. The Employee will keep them in a good condition.

2.	Upon termination of this contract, for whatever reason and on whatever grounds, the Employee will immediately return the Employer’s and/or client’s property in good condition.

Article 16		Intellectual property rights

1.

Parties expressly agree that the Employer exclusively acquires any and all intellectual and industrial property rights (including but not limited to patents, copyrights, the right to drawings and models, trademarks, similar rights,...) with respect to any and all drawings, models, texts, documentation, graphical presentations, software, creations, inventions, improvements, services, modifications, discoveries, and the developments which result either partially or wholly;

	(1)	either, from activities of the Employer;
	(2)	either, from a task the Employer entrusted the Employee with;
	(3)	either, from the activities of the Employee;
	(4)	either, from activities that take place under the supervision of the Employer,

whether these activities are performed during or after normal working hours and within or outside the Employer’s premises.

The Employee acknowledges that with respect to these activities, which can lead to intellectual and industrial property rights, he is remunerated by the salary the Employer pays him in furtherance of this agreement.

This transfer of these rights is exclusive and encompasses any and all ways and means of exploitation of such rights, for the entire term of protection thereof and covering the entire world.

2.

However, with respect to any form and way of exploitation of copyright works, yet unknown at the time of conclusion of this agreement, the Employer shall pay the Employee-author an indemnity equal to 1% of the net benefit which the Employer shall realize by the use of such exploitation form. In any event, the aforementioned indemnity shall be limited to 1 month of remuneration, computed on the basis of the base salary.

3.	It’s the Employer’s sole discretion to decide if, when and in which form(s) results of the works shall be exploited. Even non exploited works remain the exclusive property of the Employer.

The Employer is allowed to not mention the Employee’s name or to alter the works to the extent required for its exploitation, notwithstanding the Employee’s right to protect to each distortion, mutilation or other change of his works or to each change of his works that might damage his honor or reputation.

4.

The Employee undertakes to assist the Employer in all required ways in obtaining the right or the intellectual or industrial property protection, including by signing the appropriate documents and his participation in procedures to obtain the respective right or protection.

Article 17	Processing personal data

1.

The Employee agrees that the Employer may use his name, his photograph, and other reproductions of himself during or after his employment in connection with the Employer’s business. The Employee acknowledges that the Employer will maintain data, including data in an electronic form, relating to his employment and the Employee expressly agrees that such data may be transferred to any location of the Employer, including locations abroad (such as UK or the US), for professional use. The Employee also recognizes that the Employer can process his health related and other sensitive data within the legal limits.

2.

The aforementioned personal data of the Employee will be treated under the responsibility of the HR department, to create a database of Employees. This database may also be used, without limitation, for the implementation of the Employer’s human resources policy, by its parent company, subsidiaries or branch offices.

Apart from the Employees of the HR department, these data will only be accessible by the IT department and the payroll agency.

3.	By signing the present contract, the Employee expressly allows the Employer to process his aforementioned personal data.

4.	In accordance with the applicable legislation, the Employee has the right to access to and to correct his personal data, which the Employer will never use with a view to direct marketing.

Article 18	Monitoring of e-mail and internet use

1.	The Employee undertakes to abide by the Employer’s electronic e-mail and Internet policy. By signing this contract, the Employee agrees that the Employer may monitor his compliance with this policy.

Article 19	Work rules and policies

1.

The Employee acknowledges having received, upon signature of the present agreement, a copy of the work rules and all policies within the company. The Employee acknowledges that he will comply with the work regulations and the policies in force.

Article 20	Termination of the employment contract

1.	Either party may terminate this contract at any time by giving the other party notice in writing setting out the commencement date and the duration of the notice period.

2.	The notice period will start running the first day of the month following the month in which notice has been served.

3.

In accordance with article 82§5 of the Employment Contracts Act, parties expressly agree that the notice period to be complied with the Employer of the period covered by the indemnity in lieu of notice will be three (3) months for each period of five (5) years seniority that started running, with a minimum of 12 months.

Article 21	Applicable law/jurisdiction

1.	This contract is governed by Belgian labour law.

2.	The Belgian labour courts will have sole jurisdiction.

Article 22	Miscellaneous

1.	The only applicable sector level collective bargaining agreements are those of the Joint Committee n° 218.

2.

This contract constitutes the global agreement between the Employer and the Employee and replaces any previous verbal and/or written agreement, which may have existed between the Employee and the Employer and may only be modified with the written consent of both parties.

3.

The fact that the Employer did not require compliance with any obligations under this contract during a given period of time does not necessarily imply that the clause concerned should be considered to be deleted.

4.

Any permission granted by the employer to deviate from compliance with certain specific obligations under this contract is only valid in the individual case with respect to which such permission has been granted.

5.	The possible nullity of one or more clauses of this employment contract will have no effect upon its other clauses. The latter will remain in full force and effect.

6.

The original employment contract is drafted and signed in Dutch, and is accompanied by a translation in English, for information purposes only. The Dutch version of the employment contract is the only valid version.

On _______________________, in three original copies, each party acknowledging having received one copy.

The Employee	For the Employer

(signature preceded by the hand written words “read and approved”)

[Employee name]	[Name]
[Title]
of Donaldson Company, Inc.

[Name]
[Title]
Duly authorized